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                                                                    EXHIBIT 99.1

                 [NEW PLAN EXCEL REALTY TRUST, INC. LETTERHEAD]
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FOR IMMEDIATE RELEASE

CONTACT:   Stacy Lipschitz
           Vice President - Corporate Communications
           New Plan Excel Realty Trust, Inc.
           212-869-3000 EXT. 3359

      NEW PLAN EXCEL REALTY TRUST CLOSES SALE OF GARDEN APARTMENT PORTFOLIO

NEW YORK, September 24, 2001 -- New Plan Excel Realty Trust, Inc. (NYSE: NXL) today announced that it has completed the closing of its previously announced sale of its garden apartment community portfolio for gross proceeds of approximately $380 million. The buyer was a private investor group comprised of Houlihan-Parnes Realtors, LLC and C.L.K. Management Corp. Salomon Smith Barney advised New Plan Excel Realty Trust in the transaction.

Included in the portfolio is The Club Apartments, which is currently under contract to be sold separately to the Homewood City Board of Education of Homewood, Alabama. This transaction is expected to close within the next 30 days. In the event that the sale to the Board of Education is not consummated, the buyer of the portfolio is obligated to purchase the property at the contracted price.

Approximately $55 million of the gross proceeds will be used to satisfy existing mortgage indebtedness encumbering the garden apartment communities. The remaining net proceeds will be used initially to pay down other outstanding indebtedness of the Company. Over the longer term such proceeds will be further reinvested in upgrading the Company's core portfolio of community and neighborhood shopping centers, in repurchasing public equity or debt or in opportunistic acquisitions.

In connection with the transaction, the Company has provided the buyer with a letter of credit for approximately $31 million. The Company will earn a nine percent annual fee, with a one point commitment fee on the letter of credit, calculated as if the letter of credit is for $35 million. The term of the letter of credit is three years, with the buyer having the right to terminate or reduce the amount after eighteen months and the right to extend the term for one additional year.

For GAAP accounting purposes, the Company will record a gain on the sale of approximately $19 million. Approximately $1 million of the gain will be recognized in the third quarter, with the balance to be recognized as a function of the reduction of the Company's exposure under the letter of credit, which should be no later than the third quarter of 2005. The Company anticipates that it will not be required to make a special distribution to shareholders as a result of the sale.

"We wish to add a special thanks to the parties involved in this transaction for their extraordinary efforts, put forth in the face of personal hardships endured as a result of the tragic events of September 11," stated Glenn J. Rufrano, Chief Executive Officer and President.

New Plan Excel Realty Trust, Inc. is one of the nation's largest real estate companies, focusing on the ownership and management of community and neighborhood shopping centers. The Company operates as a self-administered and self-managed REIT, with a national portfolio of 281 properties and total assets of approximately $2.9 billion. Its properties are strategically located across 31 states and include 217 community and neighborhood shopping centers, primarily high-quality supermarket or name-brand discount chain anchored, with approximately 31 million square feet of gross leasable area, and 64 related retail real estate assets, with approximately 5 million square feet of gross leasable area. For additional information, please visit www.newplanexcel.com.

Certain statements in this release that are not historical fact may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of the Company to differ materially from historical results or from any results expressed or implied by such forward-looking statements, including without limitation: national and local economic conditions; the competitive environment in which the Company operates; financing risks; property management risks; acquisition, disposition, development and joint venture risks, including risks that developments and redevelopments are not completed on time or on budget and strategies, actions and performance of affiliates that the Company may not control; potential environmental and other liabilities; and other factors affecting the real estate industry generally. The Company refers you to the documents filed by the Company from time to time with the Securities and Exchange Commission, specifically the section titled "Business-Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 which discuss these and other factors that could adversely affect the Company's results.



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